EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Allscripts Healthcare Solutions, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-119351, 333-52470, 333-129816) and Form S-8 (Nos. 333-37238, 333-90129, 333-104416, 333-107793 and 333-59212) of Allscripts Healthcare Solutions, Inc. of our reports dated February 19, 2004, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows of Allscripts Healthcare Solutions, Inc. and subsidiaries for the year ended December 31, 2003 and the related financial statement schedule, which reports appear in the December 31, 2005 annual report on Form 10-K of Allscripts Healthcare Solutions, Inc.

/s/ KPMG LLP

Chicago, Illinois

March 14, 2006